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MAIN PLACE FUNDING, LLC                                                            Exhibit 12
RATIO OF EARNINGS TO FIXED CHARGES
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(DOLLARS IN THOUSANDS)

                                                   Year              Year             Year
                                                  Ended              Ended            Ended
                                               December 31,       December 31,     December 31,
                                                   1998              1997             1996
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
Income before taxes                               $2,341,426       $1,294,152       $ 216,709

Fixed charges:
     Interest expense                              1,056,419          595,818         255,318
     Amortization of debt discount and
       appropriate issuance costs                      3,128            3,713           2,856
                                            --------------------------------------------------
        Total fixed charges                        1,059,547          599,531         258,174

Earnings before fixed charges                     $3,400,973       $1,893,683       $ 474,883
                                            ==================================================

Fixed charges                                     $1,059,547        $ 599,531       $ 258,174
                                            ==================================================

Ratio of Earnings to Fixed Charges                      3.21             3.16            1.84
                                            ==================================================

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